Exhibit 99.E

RECENT DEVELOPMENTS

Selected Economic Information of the Republic of the Philippines

	2017	2018	2019	2020	2021		2022(1)
	(₱ in billions, except as indicated)
GDP (at then-current market prices)	16,556.7	18,265.2	19,517.9	17,951.6	19,410.6		15,565.7
GDP (at constant 2018 prices)	17,176.0	18,265.2	19,382.8	17,537.8	18,538.1		14,367.8
GDP per capita, PPP concept (in $ at then-current market prices)(2)	8,199	8,793	9,363	8,457	9,190		10,490
GDP growth rate (%) (at constant 2018 prices)	6.9	6.3	6.1	(9.5)	5.7		7.7
Consumer price inflation rate (2018 CPI basket)(3)	2.9	5.2	2.4	2.4	3.9		5.8	(4)
Government surplus/(deficit) as % of GDP (at then-current market prices)	(2.1)	(3.1)	(3.4)	(7.6)	(8.6)		(6.5)
Government debt at end of period as % of GDP (at then-current market prices)	40.2	39.9	39.6	54.6	60.4		63.7
Public sector borrowing requirement(5)	(319.1)	(547.3)	(626.2)	(1,350.8)	(1,604.3)		N/A
Consolidated public sector financial position(6)	(4.6)	(171.0)	(184.6)	(976.4)	(1,073.0)		N/A
Current account surplus/(deficit) as % of GDP (at then-current market prices)	(0.7)	(2.6)	(0.8)	3.2	(1.5	)(14)	(6.1)
Overall balance of payments position at end of period as % of GDP (at then-current market prices)(7)	(0.3)	(0.7)	2.1	4.4	0.3		(2.7)
Direct domestic debt of the Government (in million ₱)(8)(9)	4,441,260	4,776,859	5,127,600	6,694,687	8,170,414		9,355,236	(10)
Direct external debt of the Government (in million $)(9)(11)	44,261	47,860	51,252	64,562	69,803		73,833	(10)
Public sector domestic debt(12)	5,830.7	6,065.3	6,307.7	6,712.4	7,315.0		6,981.0	(13)
Public sector external debt(11)(12)	2,562.4	2,891.8	2,966.9	3,406.7	3,939.8		4,207.6	(13)
Unemployment rate (%)	5.7	5.3	5.1	10.3	7.8	(14)	4.5	(15)
Gross international reserves (in billion $)(10)(16)	81.6	79.2	87.8	110.1	108.8		96.0	(4)

Notes:

(1)	Preliminary data as of September 30, 2022, unless otherwise stated.
(2)	Figure represents annualized per capita GDP, PPP concept. Amounts in pesos have been translated into U.S. dollars using the average Bangko Sentral reference exchange rates for the applicable period.
(3)

Effective February 4, 2022, the base year of the Consumer Price Index (“CPI”) was updated from 2012 to 2018. The rebasing of the CPI is done periodically (1) to ensure that the CPI market basket continues to capture goods and services commonly purchased by households over time; (2) to update expenditure patterns of households; and (3) to synchronize its base year with the 2018 base year of the GDP and other indices. 2022 figures are based on preliminary data as of September 30, 2022. 2022 data is an average of monthly inflation figures.

(4)	Preliminary data for 2022.
(5)

Represents the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation (the “CB-BOL”), the Oil Price Stabilization Fund and the major government-owned and controlled corporations (“GOCCs”), the debt of which comprises virtually all the debt incurred by GOCCs.

(6)

Comprises the aggregate deficit or surplus of the Government, the CB-BOL’s accounts, the major GOCCs, the Social Security System, the Government Service Insurance System, Bangko Sentral, the GFIs and local government units.

(7)

Overall balance of payments has been revised to reflect late reports, post-audit adjustments and final data from companies. See “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(8)

Represents debt of the Government only and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(9)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each applicable period.
(10)	Preliminary data as of October 31, 2022.
(11)	Represents debt of the Government, the major GOCCs, the CB-BOL, Bangko Sentral and the GFIs.
(12)	Includes public sector debt, whether or not guaranteed by the Government.
(13)	Preliminary data as of March 31, 2022 (as indicated).
(14)	Preliminary data.
(15)	Preliminary results as of October 2022 based on the October 2022 Labor Force Survey.
(16)	Comprises the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral’s reserve position in the IMF.

Sources: Philippine Statistics Authority; Bureau of the Treasury; Department of Finance, Bangko Sentral.

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

Years 2017 – 2022

	2017	2018	2019	2020	2021		2022(1)
GDP growth (constant 2018 prices) (%)	6.9	6.3	6.1	(9.5)	5.7		7.7
GNI growth (constant 2018 prices) (%)	6.8	5.9	5.4	(11.5)	1.7		10.1
Inflation rate (2018 CPI basket)(%)	2.9	5.2	2.4	2.4	3.9		5.8	(2)
Unemployment rate	5.7	5.3	5.1	10.3	7.8	(3)	4.5	(4)
91-day T-bill rate (%)	2.2	3.5	4.7	2.0	1.1		4.1	(5)
External position	(863)	(2,306)	7,843	16,022	1,345		(7,875	)(5)
Balance of payments ($ million)
Export growth (%)	21.2	0.3	2.9	(9.8)	12.5	(3)	6.3	(6)
Import growth (%)	17.6	11.9	(0.2)	(20.2)	30.5	(3)	22.7	(6)
External debt ($ billion)	73.1	79.0	83.6	98.5	106.4		107.9
International reserves
Gross ($ billion)	81.6	79.2	87.8	110.1	108.8		96.0	(5)
Net ($ billion)	81.6	79.2	87.8	110.1	108.8		96.0	(5)
Months of retained imports(6)	7.8	6.9	7.6	12.3	9.7		7.3	(5)(7)
Domestic credit growth (%)	13.9	14.9	10.7	4.7	8.2		11.0	(8)

Notes:

(1)	Preliminary data for the six months ended September 30, 2022, unless otherwise stated.
(2)	Preliminary data for 2022.
(3)	Preliminary data.

(4)	Preliminary results as of October 2022 based on the 2022 Annual Estimates of Labor Force Survey October rounds.
(5)	Preliminary data for 2022.
(6)	Preliminary data as of October 31, 2022.
(7)	Number of months of average imports of goods and payment of services and primary income that can be financed by reserves.
(8)	Preliminary data as of December 15, 2022.

Sources: Philippine Statistics Authority, Bangko Sentral.

GDP and Major Financial Indicators

Gross Domestic Product

In the first nine months of 2022, GDP grew by 7.7% compared with growth of 4.9% in the first nine months of 2021. The largest contributor was the gradual reopening of the economy which saw the services sector record 8.9% growth in the first nine months of 2022 at constant 2018 market prices compared to 4.4% in the first nine months of 2021. GNI grew by 10.1% in the first nine months of 2022 compared to a contraction of 0.6% during the same period in 2021 at constant 2018 market prices. Net primary income grew by 86.5% in the first nine months of 2022 at constant 2018 market prices compared to a contraction of 63.0% during the same period in 2021.

The following table shows GDP by sector, net primary income and GNI at current market prices for the specified periods.

	Gross Domestic Product by Major Sector (at current market price)						Percentage of GDP
	2017	2018	2019	2020	2021	2022(1)	2017	2022(1)
	(₱ in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,685,956	1,762,616	1,721,539	1,828,424	1,954,345	1,465,609	10.2	9.4
Industry sector
Mining and quarrying	148,094	163,322	161,656	137,060	185,284	222,926	0.9	1.4
Manufacturing	3,228,580	3,488,331	3,614,016	3,169,921	3,423,404	2,503,763	19.5	16.1
Electricity, steam, water, and waste management	505,119	557,030	607,881	611,051	650,876	576,556	3.1	3.7
Construction	1,106,154	1,373,841	1,535,727	1,180,199	1,347,446	1,170,780	6.7	7.5
Total	4,987,948	5,582,525	5,919,281	5,098,232	5,607,011	4,474,026	30.2	28.7
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	2,926,502	3,237,304	3,517,653	3,317,371	3,503,236	2,797,179	17.7	18.0
Transport and storage	637,191	697,839	757,661	551,045	604,919	568,069	3.8	3.6
Accommodation and food service activities	346,119	403,289	431,778	253,013	285,244	271,226	2.1	1.7
Information and communication	490,330	515,925	562,834	593,039	640,192	500,122	3.0	3.2
Financial and insurance activities	1,326,583	1,498,147	1,681,870	1,823,979	1,961,922	1,652,291	8.0	10.6
Real estate and ownership of dwellings	1,076,332	1,189,673	1,255,644	1,081,612	1,138,901	918,944	6.5	5.9
Professional and business services	1,110,458	1,159,265	1,219,757	1,137,558	1,220,837	967,234	6.7	6.2
Public administration and defense; compulsory social activities	642,127	767,706	890,688	950,590	1,030,438	760,249	3.9	4.9

	Gross Domestic Product by Major Sector (at current market price)						Percentage of GDP
	2017	2018	2019	2020	2021	2022(1)	2017	2022(1)
	(₱ in millions, except as indicated)						(%)
Education	649,366	731,607	778,868	719,494	796,827	652,022	3.9	4.2
Human health and social work activities	289,060	308,268	329,862	325,260	385,686	289,090	1.7	1.9
Other services	388,679	411,025	450,429	271,957	281,010	249,674	2.3	1.6

Total	9,882,747	10,920,048	11,877,043	11,024,918	11,849,213	9,626,099	59.7	61.8

Total GDP	16,556,651	18,265,190	19,517,863	17,951,574	19,410,568	15,565,733	100.0	100.0

Net primary income	1,826,528	1,947,159	1,954,197	1,360,427	693,869	879,241
Total GNI	18,383,179	20,212,349	21,472,060	19,312,001	20,104,437	16,444,974
Total GDP ($ billions)(2)	316.6	330.9	383.7	361.7	394.1	290.9
Per capita GDP, PPP concept ($)(3)	8,199	8,793	9,363	8,457	9,190	10,490

Notes:

(1)	Preliminary data for the first nine months of 2022.
(2)	Calculated using the average exchange rate for the period indicated. See “-Monetary System-Foreign Exchange System.”
(3)	Figure represents annualized per capita GDP, PPP concept. Based on preliminary data for the first six months of 2022.

Source: Philippine Statistics Authority.

The following table shows GDP by sector, net primary income and GDP at constant 2018 market prices for the specified periods.

	Gross Domestic Product by Major Sector (at constant 2018 market prices)						Percentage of GDP
	2017	2018	2019	2020	2021	2022(1)	2017	2022(1)
	(₱ in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,743,134	1,762,616	1,783,855	1,780,391	1,775,358	1,258,852	10.1	8.8
Industry sector
Mining and quarrying	160,065	163,322	168,857	137,493	144,431	116,727	0.9	0.8
Manufacturing	3,317,641	3,488,331	3,620,456	3,266,302	3,554,737	2,635,031	19.3	18.3
Electricity, steam, water, and waste management	523,161	557,030	591,312	589,213	615,505	488,236	3.0	3.4
Construction	1,201,714	1,373,841	1,507,244	1,122,308	1,234,811	982,761	7.0	6.8
Total	5,202,582	5,582,525	5,887,869	5,115,316	5,549,484	4,222,755	30.3	29.4
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,057,552	3,237,304	3,489,299	3,275,537	3,414,326	2,626,274	17.8	18.3
Transport and storage	648,153	697,839	742,347	515,149	547,542	481,315	3.8	3.3
Accommodation and food service activities	371,234	403,289	425,692	231,811	248,457	226,587	2.2	1.6
Information and communication	483,683	515,925	557,007	585,185	639,123	497,209	2.8	3.5
Financial and insurance activities	1,382,521	1,498,147	1,676,448	1,769,952	1,853,154	1,485,734	8.0	10.3
Real estate and ownership of dwellings	1,129,083	1,189,673	1,238,469	1,031,275	1,053,944	824,077	6.6	5.7

	Gross Domestic Product by Major Sector (at constant 2018 market prices)						Percentage of GDP
	2017	2018	2019	2020	2021	2022(1)	2017	2022(1)
	(₱ in millions, except as indicated)						(%)
Professional and business services	1,117,257	1,159,265	1,182,159	1,068,769	1,135,218	906,796	6.5	6.3
Public administration and defense; compulsory social activities	666,393	767,706	871,564	911,188	962,824	726,423	3.9	5.1
Education	671,837	731,607	766,089	687,610	744,503	612,389	3.9	4.3
Human health and social work activities	309,316	308,268	323,261	306,903	350,268	266,602	1.8	1.9
Other services	393,233	411,025	438,691	258,758	263,851	232,738	2.3	1.6

Total	10,230,262	10,920,048	11,711,027	10,642,137	11,213,211	8,886,145	59.6	61.8

Total GDP	17,175,978	18,265,190	19,382,751	17,537,843	18,538,054	14,367,752	100.0	100.0

Note:

(1)	Preliminary data for the first nine months of 2022.

Source: Philippine Statistics Authority.

Principal Sectors of the Economy

Agriculture, Hunting, Forestry and Fishing Sector

Production in the agriculture, forestry, and fishing sector grew by 0.8% in the first nine months of 2022 at constant 2018 market prices based on preliminary data, compared to a contraction of 1.0% during the same period in 2021 at constant 2018 market prices. Poultry and egg production was the main contributor to the increase with 9.0% growth at constant 2018 market prices in the first nine months of 2022 compared to a contraction of 1.6% during the same period in 2021 at constant 2018 market prices. This was followed by production of abaca with 8.5% growth and other animal production with 5.1% growth compared with contraction of 11.1% and lower growth of 3.0% for the same period in 2021, respectively, at constant 2018 market prices. This was partially offset by a reversal in sugarcane including muscovado-making in the farm at 25.6% in the first nine months of 2022, compared to growth of 9.7%, during the same period of 2021 at constant 2018 market prices.

Industry Sector

In the first nine months of 2022, the industry sector grew by 7.5% at constant 2018 market prices based on preliminary data, compared with growth of 8.0% during the same period in 2021. The lower rate of growth was primarily a result of lower growth in the manufacturing subsectors. Manufacturing grew by 5.3% in the first nine months of 2022 compared to a higher growth of 9.5% during the same period in 2021 at constant 2018 market prices. This was partially offset by an increase in construction subsector from growth of 6.5% in the first six months of 2021 to growth of 15.8% in the same period of 2022.

Manufacturing Subsector

In the first nine months of 2022, the manufacturing subsector grew by 5.3% compared to growth of 9.5% during the same period in 2021 at constant 2018 market prices. The largest contributor to the subsector’s lower rate of growth was the manufacture of basic metals, which contracted by 2.8% in the first nine months of 2022, compared to a 35.4% growth during the same period in 2021 at constant 2018 market prices. This was partially offset by a reversal of 27.9% growth in the manufacture of machinery and equipment except electrical in the first nine months of 2022, compared to a contraction of 0.4% in the same period of 2021 at constant 2018 market prices.

Service Sector

In the first nine months of 2022, the service sector grew by 8.7% compared to growth of 3.1% in the same period of 2021 at constant 2018 market prices. In the first nine months of 2022 growth was recorded across the service sector, with in other services at 33.2%, transportation and storage at 25.9%, and accommodation and food service activities at 29.7%, compared to a contraction of 8.0% and lower growth rates of 1.7% and 2.5%, respectively, in the same period in 2021 at constant 2018 market prices.

Net Primary Income

In the first nine months of 2022, net primary income grew by 86.5% compared to a 63.0% contraction during the same period in 2021. Inflows arising from compensation and property income grew at 48.0% and 24.8%, respectively, in the first nine months of 2022, compared to contractions of 57.0% and 7.2%, respectively, for the same period in 2021 at constant 2018 market prices.

Prices, Employment and Wages

Inflation

The following table sets out the CPI and inflation rate. 2017 and 2018 figures are presented based on the 2012 CPI basket. All other figures are based on the 2018 CPI basket.

	Changes in Consumer Price Index
	2017	2018	2019	2020	2021	2022(1)
Consumer price index	111.5	117.3	102.4	104.8	108.9	115.3
Inflation rate	2.9%	5.2%	2.4%	2.4%	3.9%	5.8%

Note:

(1)	Preliminary data.

Source: Bangko Sentral; Philippine Statistics Authority.

Consumer Price Index

The average inflation rate for 2022 was 5.8% based on preliminary data, higher than the average of 3.9% for 2021. The upward trend was due mainly to the higher annual growth rate in the price index for transport at 12.9%, alcoholic beverages and tobacco at 7.9%, and food and non-alcoholic beverages at 5.9%. The following increases in price indices in 2022 also contributed to the increase in average inflation rate in 2022: housing, water, electricity, gas and other fuels at 6.4%; clothing and footwear, 2.6%; furnishings, household equipment and routine household maintenance, 3.2%; recreation, sport and culture, 2.3%; restaurants and accommodation services, 4.1%; information and communication, 0.6% and personal care and miscellaneous goods and services, 3.0%.

Producer Price Index

The producer price index as of October 31, 2022 was 99.4, as compared to 92.7 as of October 31, 2021. The year-on-year PPI growth rate (2018=100) for these periods in 2021 and 2022 were 0.6% and 7.2%, respectively. The year-on-year increase in the PPI in October 2022 was attributable to annual expansions in the indices of 20 industry subdivisions, led by the manufacture of coke and refined petroleum products, which registered an annual growth of 14.4%. This was partially offset by contractions in the manufacture of machinery and equipment except electrical and printing and reproduction of recorded media subdivisions, with year-on-year declines of 3.0% and 0.1%, respectively, for the same periods in 2021 and 2022.

Employment and Wages

The following table presents selected employment estimates for various sectors of the economy.

	Selected Employment Information
	2017	2018(1)	2019(2)	2020(3)	2021(4)	2022(5)
	(all figures in percentages except as indicated)
Employed persons (in thousands)(6)	40,334	41,157	41,961	39,837	46,274	47,106
Unemployment rate	5.7	5.3	5.1	10.3	6.6	4.5
Employment share by sector:
Agriculture, hunting, forestry and fishing sector	25.4	24.3	22.2	24.8	25.6	22.5
Industry sector
Mining and quarrying	0.5	0.5	0.4	0.5	0.4	0.5
Manufacturing	8.6	8.8	8.7	8.1	8.0	7.8
Construction	8.8	9.4	9.8	9.4	9.1	9.7
Water supply, sewerage, waste management and remediation activities	0.2	0.1	0.2	0.1	0.2	0.1
Electricity, gas, steam and air conditioning supply	0.2	0.2	0.2	0.2	0.1	0.2
Total industry sector	18.3	19.1	19.3	18.3	17.8	18.3
Service sector
Transport and storage	7.8	7.8	8.2	7.4	6.5	7.2
Wholesale and retail trade; repair of motor vehicles and motorcycles	19.6	19.4	20.0	20.5	21.5	22.0
Finance and housing(7)	7.7	8.0	8.5	8.4	8.2	7.7
Other services(8)	21.3	21.4	21.9	20.6	20.4	22.2
Total service sector	56.3	56.6	58.4	56.9	56.6	59.2
Total employed	100.0	100.0	100.0	100.0	100.0	100.0

Notes:

(1)	Annual estimates were based on the final results of the 2018 Labor Force Survey.
(2)	Annual estimates were based on the final results of the 2019 Labor Force Survey.
(3)	Annual estimates were based on the final results of the 2020 Labor Force Survey.
(4)	Preliminary results as of December 31, 2021 based on the 2021 Annual Estimates of Labor Force Survey December rounds.
(5)	Preliminary results as of October 2022 based on the 2022 Annual Estimates of Labor Force Survey October rounds.
(6)	Does not include Overseas Filipino Workers.
(7)	Sum of financial and insurance activities, real estate activities and public administration and defense; compulsory social security subsectors.
(8)	Sum of all other service sectors excluding transport and storage, wholesale and retail trade; repair of motor vehicles and motorcycles, finance and housing.

Sources: Philippine Statistics Authority; Annual Labor and Employment Status; Labor Force Survey.

In October 2022, based on preliminary data, the total number of employed persons in the Republic, excluding OFWs, was estimated at 47.1 million. The unemployment rate was 4.5% in October 2022 based on preliminary data, lower than the 7.4% unemployment rate recorded in October 2021. The rate of labor force participation was 64.2% in October 2022, higher than 62.6% in October 2021. In October 2022, workers in the Republic were primarily employed in the service sector, representing 59.2% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles comprised 22.0% of the total employed. Workers in the agriculture, hunting, forestry and fishing sector and the industry sector comprised 22.5% and 18.3%, respectively, of the total employed in October 2022, compared to 24.6% and 17.8%, respectively, in October 2021.

The following tables present employment information in the Republic by gender and by age group:

	Percentage Distribution of Population 15 Years Old and over by Employment Status, by Age Group
Age Group	October 2021	October 2022
	(Unemployed) (all figures in Percentages)
Both sexes 15 - 24	31.0	34.6
25 - 34	33.1	37.8
35 - 44	16.5	14.1
45 - 54	11.4	8.0
55 - 64	6.9	4.4
65 and over	1.1	1.2
Not reported	0.0	0.0
Total for all ages	100.0	100.0

Source: Philippine Statistics Authority; October 2022 Labor Force Survey.

	Percentage Distribution of Labor Force by Sex
	October 2021	October 2022
	(all figures in percentages)
Labor Force
Male	60.2	58.7
Female	39.8	41.3

Total	100.0	100.0
Employed
Male	60.3	58.8
Female	39.7	41.1

Total	100.0	100.0
Unemployed
Male	58.8	57.7
Female	41.2	42.3

Total	100.0	100.0

Source: Philippine Statistics Authority; October 2022 Labor Force Survey.

As of October 2022, 34.6% of the total unemployed population consisted of young people aged 15 to 24 years old, higher than the 31.0% recorded as of October 2021. In terms of gender, the female population represented 41.1% and 42.3% of the employed and unemployed workforce, respectively, as of October 2022, whereas the male population represented 58.8% and 57.7% of the employed and unemployed workforce, respectively, in October 2022.

Balance of Payments

The following table sets out the balance of payments of the Republic for the periods indicated.

	Balance of Payments
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Current account(2)	(2,143)	(8,877)	(3,047)	11,578	(6,009)	(17,815)
Exports	124,126	129,980	136,889	119,867	130,184	103,933
Imports	126,269	138,857	139,936	108,289	136,193	121,748
Goods, Services, and Primary Income	(28,295)	(35,695)	(30,996)	(15,807)	(35,469)	(40,083)
Total exports	97,229	102,373	108,143	91,627	99,773	81,061
Total imports	125,525	138,068	139,139	107,435	135,242	121,144
Goods and Services	(31,522)	(39,364)	(36,272)	(19,909)	(38,718)	(43,914)
Exports	86,646	90,374	94,741	80,034	87,790	71,451
Imports	118,168	129,738	131,013	99,943	126,508	115,365
Goods	(40,215)	(50,972)	(49,312)	(33,775)	(52,806)	(54,377)
Exports	51,814	51,977	53,477	48,212	54,227	42,737
Imports	92,029	102,949	102,789	81,987	107,033	97,114
Services	8,693	11,608	13,039	13,866	14,088	10,462
Exports	34,832	38,397	41,264	31,822	33,563	28,714
Imports	26,139	26,789	28,225	17,956	19,475	18,251
Primary Income	3,226	3,669	5,276	4,101	3,249	3,831
Receipts	10,583	11,999	13,402	11,594	11,983	9,610
Payments	7,357	8,330	8,125	7,492	8,734	5,779
Secondary Income	26,153	26,818	27,949	27,386	29,461	22,268
Receipts	26,897	27,607	28,746	28,240	30,411	22,872
Payments	745	788	797	854	950	604
Capital account(2)	69	65	127	63	80	22
Receipts	103	103	147	88	99	80
Payments	34	38	20	25	19	58
Financial account(3)	2,798	(9,332)	(8,034)	(6,906)	(7,083)	(10,320)
Net acquisition of financial assets(4)	6,717	7,522	7,297	13,286	9,744	(391)
Net incurrence of liabilities(4)	9,515	16,855	15,331	20,192	16,827	9,929
Direct investment	(6,952)	(5,833)	(5,320)	(3,260)	(10,011)	(3,749)
Net acquisition of financial assets(4)	3,305	4,116	3,351	3,562	2,402	2,963
Net incurrence of liabilities(4)	10,256	9,949	8,671	6,822	12,413	6,713
Portfolio investment	2,454	1,448	(2,474)	(1,680)	10,248	1,989
Net acquisition of financial assets(4)	1,658	4,740	2,402	6,567	7,798	1,079
Net incurrence of liabilities(4)	(796)	3,292	4,876	8,246	(2,450)	(910)
Financial derivatives	(51)	(53)	(173)	(199)	(603)	(767)
Net acquisition of financial assets(4)	(503)	(679)	(874)	(796)	(1,105)	(1,166)
Net incurrence of liabilities(4)	(453)	(626)	(701)	(596)	(502)	(399)
Other investment	1,750	(4,894)	(67)	(1,767)	(6,717)	(7,792)
Net acquisition of financial assets(4)	2,257	(654)	2,417	3,953	649	(3,266)
Net incurrence of liabilities(4)	508	4,240	2,484	5,720	7,366	4,526
Net unclassified items(5)	(1,588)	(2,826)	2729	(2,526)	190	(357)
Overall balance of payments position(6)	(863)	(2,306)	7,843	16,022	1,345	(7,875	)(7)

Notes:

(1)	Preliminary data for the nine months ended September 30, 2022, unless otherwise stated.
(2)	Balances in the current and capital accounts are derived by deducting debit entries from credit entries.

(3)	Balances in the financial account are derived by deducting net incurrence of liabilities from net acquisition of financial assets.
(4)	Negative values of Net Acquisition of Financial Assets indicate withdrawal/disposal of financial assets; negative values of Net Incurrence of Liabilities indicate repayment of liabilities.
(5)

Net unclassified items is an offsetting account to the overstatement or understatement in either receipts or payments of the recorded balance of payments components relative to the overall balance of payments position.

(6)

The overall balance of payments position is calculated as the change in the country’s net international reserves, less non-economic transactions (revaluation and gold monetization/demonetization). Alternatively, it can be derived by adding the current and capital account balances less financial account plus net unclassified items.

(7)	Preliminary data for the eleven months ended November 30, 2022.

Source: Department of Economic Statistics, Bangko Sentral.

Overall Balance of Payments Performance

In the first eleven months of 2022, based on preliminary data, the overall balance of payments position of the Republic recorded a surplus of $7.9 billion, compared to a deficit of $0.4 billion in the same period of 2021. The higher deficit was primarily a result of the widening of the current account deficit on account of a higher trade deficit, as imports were higher due to both higher volumes of imports and higher prices of imported goods.

Current Account

In the first nine months of 2022, according to preliminary data, the current account recorded a deficit of $17.8 billion, compared to a deficit of $2.3 billion in the first nine months of 2021. This deficit was primarily due to a 48.9% increase in the trade-in-goods deficit from $36.5 billion in the first nine months of 2021 to $54.4 billion in the first nine months of 2022. This effect was partially offset by higher net receipts in both primary and secondary income in the first nine months of 2022 compared to the same period of 2021 (of $3.8 billion compared to $2.3 billion and $22.3 billion compared to $21.6 billion, respectively). In addition to imports growing more than exports during the first nine months of 2022, higher import prices and weakening global demand contributed to the restraints on the current account.

Goods Trade

In the first nine months of 2022, according to preliminary data, the trade-in-goods deficit increased by 48.9% to $54.4 billion, compared to $36.5 billion in the first nine months of 2021. The higher deficit was primarily the result of a 26.1% increase in imports, which increased to $97.1 billion in the first nine months of 2022 compared to $77.0 billion in the first nine months of 2021, which effect was partially offset by a 5.6% increase in exports, which increased to $42.7 billion in the first nine months of 2022 compared to $40.5 billion in the first nine months of 2021. Increases in both exports as well as imports of goods were mainly due to the gradual reopening of the domestic economy due to the relative easing of COVID-19 containment measures during most of the period.

Exports of Goods

The following table sets out the Republic’s exports of goods by major commodity group, as reported by the PSA.

	Exports by Major Commodity Groups
	Annual						Growth Rates		January- October		Growth Rates	Percentage of Total Exports
Commodities	2017	2018	2019	2020	2021	2022(1)	2020	2021	2021	2022(1)	2022(1)	2017	2022(1)
							(%)				(%)	(%)
	($ in millions, except percentages)
Agricultural products
Coconut products	2,051	1,539	1,294	1,230	1,940	2,314	(5.0)	57.7	1,514	2,314	52.9	3.0	3.5
Sugar and products	217	76	67	66	75	5	(1.4)	13.6	75	5	(93.0)	0.3	0.0
Fruits and vegetables	1,850	1,980	2,854	2,624	2,226	1,886	(8.0)	(15.2)	1,842	1,886	2.4	2.7	2.9
Other agro-based products	1,013	990	953	864	999	935	(9.3)	15.6	812	935	15.2	1.5	1.4

Total agricultural based products	5,130	4,585	5,168	4,784	5,165	6,075	(7.4)	8.0	4,242	5,140	21.2	7.5	9.2

Forest products	184	257	358	297	377	306	(16.9)	26.9	315	306	(2.7)	0.3	0.5
Mineral products	4,285	4,045	4,675	5,093	6,721	6,114	8.9	32.0	5,800	6,114	5.4	6.2	9.3
Petroleum products	396	494	226	193	6	6	(14.6)	(96.9)	5	6	24.3	0.6	0.0
Manufacturing
Electronic products	36,536	38,327	40,022	37,951	42,496	37,840	(5.2)	12.0	35,103	37,840	7.8	53.2	57.3
Other electronics	3,197	3,302	3,469	2,724	3,432	2,909	(21.5)	26.0	2,901	2,909	(0.3)	4.7	4.4
Garments	1,099	974	928	652	742	702	(29.7)	13.8	615	702	14.1	1.6	1.1
Textile yarns/fabrics	235	215	217	313	294	241	44.7	(6.1)	249	241	(3.1)	0.3	0.4
Footwear	80	103	132	114	111	88	(13.8)	(2.6)	92	88	(3.4)	0.1	0.1
Travel goods and handbags	485	597	745	420	647	605	(43.6)	54.0	519	605	16.6	0.7	0.9
Wood manufacturing	1,204	320	251	187	205	149	(25.5)	9.6	177	149	(15.9)	1.8	0.2
Furniture and fixtures	337	353	299	344	381	255	(15.2)	10.8	322	255	(20.9)	0.5	0.4
Chemicals	1,786	1,572	1,508	1,339	1,936	1,608	(11.2)	44.6	1,591	1,608	1.1	2.6	2.4
Non-metallic mineral manufacturing	202	236	267	226	296	256	(15.4)	31.0	231	256	10.8	0.3	0.4
Machinery and transport equipment	5,093	4,813	4,031	2,249	2,371	1,906	(45.5)	5.4	2,038	1,906	(6.5)	7.4	2.9
Processed food and beverages	1,395	1,333	1,330	1,245	1,461	1,191	(6.4)	17.3	1,224	1,191	(2.7)	2.0	1.8
Iron and steel	131	124	93	37	67	95	(59.8)	81.1	51	95	86.0	0.2	0.1
Baby carriages, toys, games and sporting goods	214	222	269	237	294	278	(11.9)	24.1	257	278	8.2	0.3	0.4
Basketwork, wickerwork, and other articles of plaiting materials	43	35	31	43	63	39	38.6	55.8	53	39	(25.8)	0.1	0.1
Miscellaneous	729	1,042	963	819	1,018	762	(15.0)	24.3	859	762	(11.3)	1.1	1.2
Others	4,571	4,639	4,325	4,881	5,231	4,366	12.8	7.2	4,386	4,366	(0.5)	6.7	6.6

Total Manufacturing	57,336	58,207	58,877	53,779	61,044	53,289	(8.7)	13.5	50,667	53,289	5.2	83.4	80.7
Special transactions	1,382	1,720	1,623	1,068	1,265	1,158.7	(34.2)	18.4	1,072.6	1,158.7	8.0	2.0	1.8

Total exports	68,713	69,307	70,927	65,215	74,653	66,015	(8.1)	14.5	62,101	66,015	6.3	100.0	100.0

Note:

(1)	Preliminary data for the ten months ended October 31, 2022.

Source: Philippine Statistics Authority, Bangko Sentral.

The following table sets out the Republic’s exports of goods by destination, as reported by the PSA.

	Export of Goods by Destination						Percentage of Total Exports
Country/Region	2017	2018	2019	2020	2021	2022(1)	2017	2022(1)
	($ millions)						(%)
North America(2)	10,826	11,849	12,860	10,971	13,050	10,270	15.8	17.6
United States	9,661	10,636	11,567	10,018	11,849	9,211	14.1	15.8
Europe(3)	10,126	9,465	8,890	7,570	9,261	7,267	14.7	12.5
European Union(4)	9,085	8,373	7,779	6,536	8,059	6,318	13.2	10.8
Asia(5)	45,513	45,761	47,101	44,994	50,371	39,259	66.2	67.3
Japan	10,853	10,323	10,675	10,034	10,725	8,357	15.8	14.3
People’s Republic of China	8,017	8,817	9,814	9,830	11,553	8,132	11.7	13.9
Hong Kong	9,024	9,564	9,625	9,226	9,932	7,470	13.1	12.8
South Korea	4,334	2,608	3,241	2,855	2,574	2,296	6.3	3.9
Singapore	3,973	4,316	3,832	3,775	4,195	3,755	5.8	6.4
Taiwan	2,451	2,521	2,253	2,121	2,526	2,126	3.6	3.6
Southeast Asia(6)	6,122	6,832	6,958	6,441	7,925	6,468	8.9	11.1
Oceania(7)	568	665	527	459	629	492	0.8	0.8
Middle East(8)	1,051	753	831	629	567	445	1.5	0.8
Others(9)	629	814	717	592	775	580	0.9	1.0

Total	68,713	69,307	70,927	65,215	74,653	58,313	100.0	100.0

Notes:

(1)	Based on preliminary data for the nine months ended September 30, 2022.
(2)	Includes the United States, Canada, and others.
(3)	Includes the European Union, Switzerland, the Russian Federation, the United Kingdom and others.
(4)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden and Romania.

(5)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh. Nepal, Pakistan, Sri Lanka, India, and others.

(6)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar and Laos.
(7)	Includes Australia, New Zealand, Pacific Island, and others.
(8)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(9)	Includes countries in Central America, South America (including Brazil), Africa, and others.

Source: Philippine Statistics Authority, Bangko Sentral.

In the first ten months of 2022, according to preliminary PSA data, total exports of goods increased by 6.3% to $66.0 billion, from the $62.1 billion recorded in the first ten months of 2021. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in a 5.2% increase in exports of manufactured goods from $50.7 billion in the first ten months of 2021 to $53.3 billion in the first ten months of 2022. The 21.2% increase in exports of agricultural products from $4.2 billion in the first ten months of 2021 to $5.1 billion in the first ten months of 2022 also contributed to the increase in total exports of goods.

Imports of Goods

The following table sets out the sources of the Philippines’ imports of goods by commodity group.

	Imports of Goods by Commodity Group
	Annual						Growth Rates		January- October		Growth Rate	Percentage of Total Imports
Commodities	2017	2018	2019	2020	2021(1)	2022(2)	2020	2021	2021	2022(2)	2022(2)	2017	2022(2)
							(%)				(%)	(%)
	($ in millions, except percentages)
Capital goods	31,469	35,285	37,434	29,752	35,468	31,760	(20.5)	19.2	28,871	31,760	10.0	32.7	30.6
Raw materials and intermediate goods
Unprocessed raw materials	4,276	4,851	3,576	3,576	4,400	4,986	(8.7)	23.0	3,566	4,986	39.8	4.4	3.8
Semi-processed raw materials	32,662	39,979	37,041	32,893	43,587	39,747	(11.2)	32.5	35,408	39,747	12.3	34.0	37.5

Raw materials and intermediate goods	36,938	44,830	40,617	36,158	47,988	44,733	(11.0)	32.7	38,974	44,733	14.8	38.4	41.2
Mineral fuels and lubricants	10,796	14,041	13,362	7,635	13,625	20,342	(42.9)	78.55	10,549	20,342	92.8	11.2	11.2
Consumer goods
Durable	9,467	9,804	10,176	7,196	9,015	8,730	(29.3)	25.3	7,208	8,730	21.1	9.9	7.6
Non-durable	6,931	8,202	9,081	8,251	9,841	9,750	(9.2)	19.3	8,103	9,750	20.3	7.2	8.6

Total consumer goods	16,398	18,006	19,260	15,447	18,856	18,480	(19.8)	22.1	15,311	18,480	20.7	17.1	16.2
Special transactions(1)	493	680	920	820	946	680	(10.8)	15.4	798	680	(14.8)	0.6	0.8

Total imports	96,093	112,841	111,593	89,812	116,883	115,994	(19.5)	30.1	94,504	115,994	22.7	100.0	100.0

Notes:

(1)	Excludes value of goods that do not involve change in ownership such as consigned, returned/replacement and temporarily imported goods.
(2)	Preliminary data for the ten months ended October 31, 2022.

Source: Philippine Statistics Authority, Bangko Sentral.

	Import of Goods by Source/Origin						Percentage of Total Imports
	2017	2018	2019	2020	2021	2022(1)	2017	2022(1)
	($ millions)						(%)
North America(2)	8,582	9,007	8,781	7,555	8,749	7,591	9.0	7.2
United States	7,784	8,062	8,072	6,922	7,751	6,706	8.1	6.4
Europe(3)	7,848	10,854	11,117	8,052	9,638	7,871	8.2	7.5
European Union(4)	6,644	7,901	8,531	6,036	7,673	5,966	6.9	5.7
Asia(5)	71,879	83,184	84,186	69,460	91,214	81,102	74.9	77.3
Japan	10,912	10,818	10,580	8,616	11,108	9,574	11.4	9.1
People’s Republic of China	17,464	22,015	25,496	20,868	26,799	21,034	18.2	20.0
Hong Kong	2,715	3,046	3,598	2,784	3,268	2,465	2.8	2.3
South Korea	8,465	11,312	8,477	6,895	9,351	10,006	8.8	9.5
Singapore	3,973	6,174	6,658	5,622	6,948	6,538	5.8	6.2
Taiwan	5,090	5,500	4,753	4,683	5,763	5,249	5.3	5.0
Southeast Asia(6)	19,616	22,250	22,465	18,153	25,453	24,380	20.5	23.2
Oceania(7)	2,635	2,461	2,213	1,443	2,310	2,606	2.7	2.5
Middle East(8)	3,800	5,685	3,704	1,867	2,999	3,906	4.0	3.7
Others(9)	1,350	1,650	717	1,592	1,974	1,887	1.3	1.8

Total	96,093	112,841	111,593	89,812	116,883	104,964	100.0	100.0

Notes:

(1)	Based on preliminary data for the nine months ended September 30, 2022.
(2)	Includes the United States, Canada, and others.
(3)	Includes the European Union, Switzerland, the Russian Federation, the United Kingdom and others.
(4)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden and Romania.

(5)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh. Nepal, Pakistan, Sri Lanka, India, and others.

(6)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar, and Laos.
(7)	Includes Australia, New Zealand, Pacific Island, and others.
(8)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(9)	Includes countries in Central America, South America (including Brazil), Africa, and others.

Source: Philippine Statistics Authority, Bangko Sentral.

In the first ten months of 2022, according to preliminary PSA data, total imports of goods increased by 22.7% to $116.0 billion, from the $94.5 billion recorded in the first ten months of 2021. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in increases in imports of capital goods, raw materials and intermediate goods, mineral fuels and lubricants, and consumer goods by 10.0%, 14.8%, 92.8% and 20.7% to $31.8 billion, $44.7 billion, $20.3 billion, and $18.5 billion in the first ten months of 2022, respectively, from $28.9 billion, $39.0 billion, $10.6 billion, and $15.3 billion, respectively, in the first ten months of 2021.

Services

The following table sets out the Republic’s services by sector for the periods indicated.

	Service Trade
	2017	2018	2019	2020	2021	2022(1)
	($ in million)
Total services	8,693	11,608	13,039	13,866	14,088	10,462

Exports	34,832	38,397	41,264	31,822	33,563	28,714
Imports	26,139	26,789	28,225	17,956	19,475	18,251
Manufacturing services on physical inputs owned by others	3,453	4,140	4,339	4,152	5,033	3,816
Exports	3,453	4,140	4,339	4,152	5,033	3,816
Imports	—	—	—	—	—	—
Maintenance and repair services	(51)	(54)	(61)	(11)	(8)	(40)
Exports	80	83	110	59	42	79
Imports	132	136	171	70	50	119
Transport	(2,533)	(2,653)	(2,280)	(2,525)	(3,493)	(2,966)

Exports	2,485	2,703	2,883	1,669	1,568	1,989
Imports	5,018	5,356	5,164	4,194	5,060	4,955
of which: Passenger	768	865	787	460	163	362
Exports	1,361	1,475	1,674	708	353	760
Imports	592	611	887	248	190	398
of which: Freight	(3,188)	(3,434)	(3,046)	(3,132)	(3,989)	(3,744)
Exports	687	764	763	564	672	557
Imports	3,875	4,197	3,809	3,696	4,661	4,301

	Service Trade
	2017	2018	2019	2020	2021	2022(1)
	($ in million)
of which: Other	(113)	(84)	(282)	147	333	416
Exports	438	464	446	396	542	673
Imports	550	548	468	249	209	256
Travel	(4,861)	(3,623)	(2,257)	(2,298)	(2,661)	(1,088)

Exports	6,988	8,240	9,781	1,791	600	2,060
Imports	11,850	11,863	12,038	4,088	3,262	3,148
Construction services	(6)	(12)	(5)	(11)	41	19

Exports	57	61	66	85	88	55
Imports	63	73	71	97	47	37
Insurance and pension services	(1,417)	(1,379)	(1,554)	(1,314)	(1,749)	(1,454)

Exports	85	86	90	75	101	78
Imports	1,502	1,465	1,644	1,389	1,850	1,532
Financial services	(268)	(287)	(539)	(453)	(162)	(559)

Exports	237	279	232	90	187	164
Imports	506	566	772	543	349	723
Charges for the use of intellectual property	(734)	(873)	(805)	(504)	(590)	(393)

Exports	17	44	28	15	33	9
Imports	751	917	833	519	623	402
Telecommunications, computer, and information services	4,787	4,949	4,766	4,414	4,179	3,462
Exports	5,638	5,940	6,098	5,930	6,300	4,982
Imports	852	991	1,332	1,515	2,121	1,520
Other business services	10,596	12,025	11,981	12,815	13,986	9,964

Exports	15,580	16,653	17,456	17,798	19,478	15,379
Imports	4,984	4,628	5,475	4,983	5,492	5,415
Personal, cultural and recreational services	3	(125)	(26)	(18)	(103)	(31)

Exports	191	149	161	136	112	87
Imports	188	274	187	154	214	118
Government services	(275)	(499)	(520)	(381)	(385)	(267)

Exports	19	19	19	22	22	16
Imports	294	518	539	403	407	283

Note:

(1)	Preliminary data for the nine months ended September 30, 2022.

Source: Bangko Sentral.

In the first nine months of 2022, according to preliminary data, the trade-in-services account showed a 1.6% increase from a $10.3 billion surplus in the first nine months of 2021 to a $10.5 billion surplus. This resulted in a 42.6% decrease in the deficit from travel services, from $1.9 billion in the first nine months of 2021 to $1.1 billion in the first nine months of 2022, and a 14.1% increase in the surplus for telecommunications, computer and information services, from $3.0 billion in the first nine months of 2021 to $3.5 billion in the first nine months of 2022. These factors were partially offset by an increase of 15.6% in the deficit for transport services, from $2.6 billion in the first nine months of 2021 to $3.0 billion in the first nine months of 2022.

Primary Income

The following table sets out the Republic’s primary income for the periods indicated.

	Primary Income
	2017	2018	2019	2020	2021(1)	2022(2)
	($ in millions)
Total Primary Income	3,226	3,669	5,276	4,101	3,249	3,831

Receipts	10,583	11,999	13,402	11,594	11,983	9,610
Payments	7,357	8,330	8,125	7,492	8,734	5,779
Compensation of employees	7,769	8,130	8,685	8,413	8,662	6,508

Receipts	7,926	8,288	8,827	8,549	8,825	6,641
Payments	157	158	142	136	163	133
Investment income	(4,542)	(4,461)	(3,409)	(4,311)	(5,413)	(2,677)

Receipts	2,658	3,711	4,575	3,045	3,158	2,969
Payments	7,200	8,172	7,894	7,356	8,571	5,647
Direct investment	(3,067)	(3,619)	(2,740)	(3,076)	(4,161)	(2,045)
Receipts	960	1,471	2,033	1,218	1,023	954
Payments	4,027	5,090	4,773	4,293	5,184	2,999
Income on equity and investment fund shares	(3,490)	(3,994)	(3,410)	(3,476)	(4,672)	(1,972)
Receipts	240	379	565	362	384	218
Payments	3,730	4,373	3,975	3,838	5,056	2,190
Dividends and withdrawals from income of quasi-corporations	(2,756)	(3,170)	(2,379)	(2,682)	(3,530)	(1,146)
Receipts	111	306	464	212	253	120
Payments	2,867	3,476	2,843	2,894	3,784	1,266
Reinvested earnings	(734)	(824)	(1,031)	(794)	(1,141)	(826)
Receipts	129	73	101	150	131	98
Payments	863	897	1,132	944	1,272	924
Interest	423	375	670	400	510	(73)
Receipts	720	1,092	1,468	855	639	736
Payments	297	717	798	455	128	809
Portfolio investment	(2,210)	(2,041)	(2,004)	(1,962)	(2,264)	(2,036)
Receipts	394	427	377	456	693	306
Payments	2,604	2,469	2,380	2,417	2,957	2,342
Income on equity and investment fund shares	(1,092)	(1,003)	(985)	(825)	(846)	(772)
Receipts	2	11	1	10	6	1
Payments	1,094	1,014	986	835	852	772
Dividends on equity excluding investment fund shares	(1,092)	(1,003)	(985)	(825)	(846)	(772)
Receipts	2	11	1	10	6	1
Payments	1,094	1,014	986	835	852	772
Interest	(1,119)	(1,038)	(1,019)	(1,136)	(1,418)	(1,265)
Receipts	391	416	375	446	687	305
Payments	1,510	1,455	1,394	1,582	2,105	1,570
Short term	(44)	(12)	(5)	(84)	(385)	(199)
Receipts	18	9	8	118	133	9
Payments	62	21	12	202	518	208

	Primary Income
	2017	2018	2019	2020	2021(1)	2022(2)
	($ in millions)
Long term	(1,075)	(1,026)	(1,014)	(1,052)	(1,033)	(1,065)
Receipts	373	408	367	328	555	296
Payments	1,447	1,434	1,381	1,380	1,587	1,362
Central Banks	(18)	(18)	(13)	(12)	(12)	(5)
Deposit-taking corporation, except the central bank	(49)	(65)	(143)	(143)	(145)	(137)
General government	(1,080)	(1,128)	(1,100)	(1,073)	(1,261)	(1,071)
Other sectors	72	185	242	176	384	147
Receipts	373	408	367	328	555	296
Payments	301	223	125	152	171	149
Other investment income	(214)	(15)	(192)	(381)	(294)	82
Receipts	355	598	639	264	136	388
Payments	569	613	831	645	429	305
Central banks	(5)	(10)	(12)	(4)	(1)	(11)
Receipts	0	0	0	0	0	0
Payments	5	10	12	4	1	11
Deposit-taking corporations, except the central bank	160	283	275	105	58	199
Receipts	230	379	420	196	115	242
Payments	70	96	145	91	57	44
General government	(281)	(347)	(467)	(374)	(214)	(174)
Other sectors	(88)	59	12	(108)	(136)	69
Receipts	125	219	219	69	21	145
Payments	213	160	207	176	157	76

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the nine months ended September 30, 2022.

Source: Bangko Sentral.

In the first nine months of 2022, according to preliminary data, the primary income account recorded a surplus of $3.8 billion, a 69.1% increase from the $2.3 billion surplus recorded in the first nine months of 2021. The increased surplus was primarily the result of the combined effect of the 13.4% drop in primary income payments to $5.8 billion and 7.6% increase in primary income receipts to $9.6 billion during the period compared to the first nine months of 2021.

Secondary Income

The following table sets out the Republic’s secondary income for the periods indicated.

	Secondary Income
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Total Secondary Income	26,153	26,818	27,949	27,512	29,461	22,268
Receipts	26,897	27,607	28,746	28,388	30,411	22,872
Payments	745	788	797	875	950	604
General Government	569	554	846	648	680	367
Receipts	636	583	883	687	719	408
Payments	67	29	37	39	39	40

	Secondary Income
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Financial corporations, nonfinancial corporations, households and non-profit institutions serving households	25,584	26,264	27,103	26,864	28,781	21,900
Receipts	26,261	27,024	27,863	27,700	29,692	22,464
Payments	677	759	760	836	911	564
Personal transfers	24,795	25,421	26,256	26,259	27,767	21,145
Receipts	24,884	25,521	26,341	26,334	27,860	21,230
Payments	89	100	84	75	93	85
Other current transfers	789	844	846	605	1,014	755
Credit	1,377	1,502	1,523	1,367	1,832	1,234
Debit	588	659	676	761	818	478

Note:

(1)	Preliminary data for the nine months ended September 30, 2022.

Source: Bangko Sentral.

In the first nine months of 2022, according to preliminary data, the secondary income account recorded a surplus of $22.3 billion, 2.9% higher than the $21.6 billion recorded in the first nine months of 2021. This increased surplus was mainly due to a 3.3% increase in the surpluses recorded in the financial corporations, nonfinancial corporations, households, and non-profit institutions serving households account, from $21.9 billion in the first nine months of 2021 to $21.1 billion in the first nine months of 2022.

Financial Account

The following table sets out the Republic’s direct investments for the periods indicated.

	Direct Investments
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Total direct investment	(6,952)	(5,833)	(5,320)	(3,260)	(10,011)	(3,749)

Net acquisition of financial assets	3,305	4,116	3,351	3,561	2,402	2,963

Direct investor in direct investment enterprises	1,758	1,029	926	125	285	305
Placements	2,027	1,123	1,103	248	501	430
Withdrawals	270	94	178	123	216	126
Reinvestment of earnings	129	73	101	150	131	98
Debt instruments	1,419	3,014	2,325	3,287	1,986	2,561
Direct investor in direct investment enterprises	6	7	418	22	401	128
Direct investment enterprises in direct investor	1,413	3,007	1,907	3,265	1,584	2,433
Net incurrence of liabilities	10,256	9,949	8,671	6,822	12,413	6,713

Equity and investment fund shares	4,261	3,242	3,427	2,651	4,575	2,019
Direct investor in direct investment enterprises	3,398	2,346	2,295	1,706	3,303	1,095
Placements	3,885	2,935	3,002	2,099	3,702	1,287
Withdrawals	487	590	706	392	399	192
Reinvestment of earnings	863	897	1,132	944	1,272	924

	Direct Investments
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Debt instruments	5,996	6,706	5,244	4,172	7,838	4,694
Direct investor in direct investment enterprises	5,856	6,367	4,500	3,868	7,464	4,539
Direct investment enterprises in direct investor	140	339	744	304	374	155

Note:

(1)	Preliminary data for the nine months ended September 30, 2022.

Source: Bangko Sentral.

The following table sets out the Republic’s portfolio investments for the periods indicated.

	Portfolio Investments
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Portfolio Investment	2,454	1,448	(2,474)	(1,680)	10,248	1,989
Net acquisition of financial assets	1,658	4,740	2,402	6,567	7,798	1,079
Equity and investment fund shares	743	85	702	1,014	1,785	170
Central banks	0	0	0	0	0	0
Deposit-taking corporations, except the central bank	(9)	(42)	81	2	(35)	(10)
Other sectors	752	127	622	1,012	1,820	179
Debt securities	915	4,655	1,700	5,553	6,013	909
Central bank	32	(5)	95	1,378	3,414	31
Deposit-taking corporations, except the central bank	445	3,190	1,983	1,985	(1,414)	275
Other sectors	437	1,471	(379)	2,190	4,013	603
Net incurrence of liabilities	(796)	3,292	4,876	8,246	(2,450)	(910)
Equity and investment fund shares	496	(1,031)	1,764	(2,541)	(975)	(501)
Deposit-taking corporations, except the central bank	0	(487)	(99)	(739)	803	550
Other sectors	495	(544)	1,863	(1,802)	(1,778)	(1,051)
Debt securities	(1,292)	4,324	3,112	10,787	(1,475)	(409)
Central bank	(15)	1	(6)	(24)	(7)	(8)
Deposit-taking corporations, except the central bank	214	1,491	1,304	424	(1,069)	(106)
General government	(299)	3,111	600	6,094	225	1,004
Other sectors	(1,192)	(280)	1,214	4,294	(623)	(1,300)

Note:

(1)	Preliminary data for the nine months ended September 30, 2022.

Source: Bangko Sentral.

The following table sets out the Republic’s other investments for the periods indicated.

	Other Investments
	2017	2018	2019	2020	2021	2022(1)
	($ in millions)
Total other investment	1,750	(4,894)	(67)	(1,767)	(6,717)	(7,792)
Net acquisition of financial assets	2,257	(654)	2,417	3,953	649	(3,266)
Currency and deposits	1,542	(1,430)	1,019	2,673	(631)	(1,556)
Deposit-taking corporations, except the central bank	517	(891)	787	1,240	184	(1,615)
Other sectors	1,025	(539)	232	1,433	(815)	59
Loans	629	425	1,210	1,174	1,165	(1,805)
Deposit-taking corporations, except the central bank	629	425	1,210	1,174	1,165	(1,805)
Trade credits and advances(2)	90	344	188	118	141	98
Other accounts receivable	(4)	7	0	(12)	(26)	(3)
Net incurrence of liabilities	508	4,240	2,484	5,720	7,366	4,526
Currency and deposits	654	121	169	(333)	380	291
Loans	(676)	3,560	2,111	6,462	4,151	3,001
Deposit-taking corporations, except the central bank	37	1,722	267	(3,260)	(1,166)	(404)
Long-term	—	—	—	—	—	—
Short-term	37	1,722	267	(3,260)	(1,166)	(404)
General government	223	873	1,463	7,334	4,148	3,072
Long-term drawings	1,382	2,065	2,627	8,517	5,340	3,789
Long-term repayments	1,158	1,192	1,164	1,182	1,192	717
Other sectors	(937)	965	382	2,387	1,169	334
Long-term	(558)	687	263	1,932	712	645
Drawings	2,386	3,049	2,219	3,507	2,604	1,731
Repayments	2,945	2,363	1,956	1,576	1,892	1,087
Short-term	(378)	278	118	456	457	(310)
Trade credits and advances	476	720	117	(787)	265	1,248
Other accounts payable—other	55	(162)	87	378	(202)	(15)

Notes:

(1)	Preliminary data for the nine months ended September 30, 2022.
(2)	All trade credits are short-term credits in non-governmental sectors.

Source: Bangko Sentral.

According to preliminary data, the financial account recorded a net outflow of $10.3 billion in the first nine months of 2022, representing a 723.8% increase from the net outflow of $1.3 billion recorded in the first nine months of 2021. This was primarily due to the reduction in net inflows of portfolio investments alongside the increase in net outflows from the other investment account and trading of financial derivatives. This was offset in part by the lower net outflows in the direct investment account.

Foreign Direct Investment

The following table sets out foreign direct investments in the Philippines by industry.

	Net Foreign Direct Investment by Industry(1)
	2017	2018	2019	2020	2021(2)	2022(3)
	($ in millions)
Industry
Total equity other than reinvestment of earnings, net	3,397.9	2,345.6	2,295.2	1,706.3	3,302.7	1,094.5
Agriculture, forestry and fishing	20.0	0.9	0.4	0.0	0.4	3.4
Mining and quarrying	8.9	5.0	1.4	0.6	6.0	1.1
Manufacturing	1,181.8	1,094.9	303.2	754.0	550.6	386.5
Electricity, gas, steam and air conditioning supply	1,388.0	199.2	307.3	(38.3)	2,065.4	(13.2)
Water supply, sewerage, waste management and remediation activities	1.3	0.4	5.8	4.7	(8.5)	0.0
Construction	162.4	42.7	66.0	99.8	51.8	153.3
Wholesale and retail trade and repair of motor vehicles and motorcycles	83.1	(18.0)	(180.7)	93.4	52.9	48.0
Transportation and storage	49.5	11.2	104.8	102.9	38.0	28.6
Accommodation and food service activities	(38.4)	6.7	20.6	7.8	10.2	10.9
Information and communication	38.3	15.9	357.1	130.0	55.3	90.1
Financial and insurance activities	141.5	454.2	949.7	230.5	269.3	208.6
Real estate activities	247.8	294.2	250.4	187.9	137.5	131.9
Professional, scientific and technical activities	66.0	15.0	8.1	24.4	45.5	27.9
Administrative and support service activities	(5.6)	22.1	59.5	90.7	12.9	7.4
Public administration and defense; compulsory social security	0.0	0.0	0.0	0.0	0.0	0.0
Education	1.4	0.3	1.5	0.8	7.3	0.6
Human health and social work activities	23.9	2.0	32.2	14.3	4.6	1.7
Arts, entertainment and recreation	27.9	198.4	9.1	2.8	3.3	0.9
Other service activities	0.1	0.5	(1.0)	0.1	0.3	6.8
Others, not elsewhere classified(4)	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings	862.6	896.6	1,132.0	944.2	1,272.3	924.2
Debt instruments	5,995.9	6,706.4	5,244.2	4,171.6	7,837.7	4,693.8

Total	10,256.4	9,948.6	8,671.4	6,822.1	12,412.6	6,712.5

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refer to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)	Preliminary data.
(3)	Preliminary data for the nine months ended September 30, 2022.
(4)	Covers non-residents investments in non-banks sourced from the Cross-Border Transactions Survey and in local banks; sectoral or industry breakdown statistics are not available.

The following table sets out foreign direct investments in the Philippines by country.

	Net Foreign Direct Investment by Country(1)
	2017	2018	2019	2020	2021(2)	2022(3)
	($ in millions)
Country
Total equity other than reinvestment of earnings, net	3,397.9	2,345.6	2,295.2	1,706.3	3,302.7	1,094.5
Japan	72.1	85.6	304.7	720.5	584.9	389.1
North America(4)	467.7	177.3	292.8	158.6	141.6	178.7
United Kingdom	9.4	43.2	9.1	43.3	15.8	18.5
European Union(5)	1,777.3	313.2	351.5	278.6	26.1	24.5
Other Europe(6)	14.1	6.8	22.0	4.5	6.2	23.3
Asia(7)	110.0	210.4	283.6	70.6	17.5	52.0
Asia Newly Industrialized Economies (ANIES)(8)	203.8	490.3	288.2	98.2	102.6	38.0
ASEAN(9)	725.5	1,070.2	662.2	295.8	2,375.0	398.6
Australia and New Zealand	(2.8)	(105.9)	(1.9)	(3.8)	(7.6)	4.4
Central and South America(10)	7.4	37.5	5.6	2.8	2.5	7.2
Others	13.4	17.2	77.4	37.2	38.2	9.3
International organization	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings(11)	862.6	896.6	1,132.0	944.2	1,272.3	924.2
Debt instruments(11)	5,995.9	6,706.4	5,244.2	4,171.6	7,837.7	4,693.8

Total	10,256.4	9,948.6	8,671.4	6,822.1	12,412.6	6,712.5

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)	Preliminary data.
(3)	Preliminary data for the nine months ended September 30, 2022.
(4)	Includes the United States and Canada.
(5)

The United Kingdom left the European Union effective January 1, 2021. For comparability across periods, data prior to January 1, 2021 were revised to reflect the United Kingdom’s exit from the European Union.

(6)	Includes Albania, Belarus, Croatia, Gibraltar, Iceland, Liechtenstein, Norway, Romania, Russian Federation, Switzerland and Ukraine.
(7)	Includes China, India, Pakistan and Western, Central, South and East Asia except South Korea, Hong Kong, Taiwan and ASEAN countries.
(8)	Includes South Korea, Hong Kong and Taiwan.
(9)	Includes Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Singapore, Thailand and Vietnam.
(10)	Includes Argentina, Brazil, Mexico, Panama and other Central and South American countries.
(11)	Country breakdowns for debt instruments are not available.

In the first nine months of 2022, according to preliminary data, net inflows of foreign direct investment were $6.7 billion, 10.0% lower than the $7.5 billion recorded in the first nine months of 2021. The lower inflows were mainly due to a decrease in net debt instruments, from $5.3 billion in the first nine months of 2021 to $4.7 billion in the first nine months of 2022. Foreign direct investments decreased primarily as a result of the decrease in net investments in electricity, gas, steam and air conditioning supply from a net inflow of $246.8 million in the first nine months of 2021 to a net outflow of $13.2 million in the first nine months of 2022, as well as a decrease in the net investments in transportation and storage from a net inflow of $35.1 million in the first nine months of 2021 to a net inflow of $28.6 million in the first nine months of 2022. These were partially offset by an increase in net investments in construction from a net inflow of $23.2 million in the first nine months of 2021 to a net inflow of $153.3 million in the first nine months of 2022, and an increase in net investments in real estate activities from a net inflow of $107.3 million in the first nine months of 2021 to a net inflow of $131.9 million in the first nine months of 2022.

The contribution of new equity investments to net inflows of foreign direct investment decreased to $1,094.5.0 million in the first nine months of 2022 from $1,127.6 million in the first nine months of 2021. Foreign direct investment decreased primarily as a result of decreases in new equity investments of foreign direct investment from the ANIEs countries and Singapore to net inflows of $398.6 million and $282.0 million, respectively, in the first nine months of 2022 from net inflows of $533.5 million and $506.5 million, respectively, in the first nine months of 2021. These were partially offset by increases in net inflows from Malaysia from a net inflow of $15.9 million in the first nine months of 2021 to a net inflow of $105.7 million in the first nine months of 2022. Reinvestment of earnings in the Republic decreased to $924.2 million in the first nine months of 2022, compared with $1.0 billion in the first nine months of 2021.

International Reserves

The following table sets out the gross international reserves of the Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the depository corporations survey published in the IMF’s International Financial Statistics.

	Gross International Reserves of Bangko Sentral
	As of December 31,
	2017	2018	2019	2020	2021	2022(1)
	($ in millions, except months and percentages)
Sector
Reserve position in the IMF(2)	424.4	473.8	590.4	813.1	801.6	789.4
Gold	8,336.9	8,153.5	8,015.9	11,605.3	9,332.8	9,282.3
SDRs	1,210.8	1,183.7	1,181.9	1,232.9	3,938.9	3,705.9
Foreign investments	65,815.3	66,732.9	75,303.8	93,644.5	91,624.5	81,320.3
Foreign exchange(3)	5,782.5	2,649.5	2,747.5	2,821.6	3,096.6	912.4

Total	81,569.9	79,193.4	87,839.5	110,117.4	108,794.4	96,010.3

Total as number of months of imports of goods and services	7.8	6.9	7.6	12.3	9.7	7.3
Total as a % of short-term debt(4)
Original maturity	571.4	492.9	510.5	775.0	721.0	586.2
Residual maturity	419.3	364.9	396.5	529.0	552.9	385.2

Notes:

(1)	Preliminary data for 2022.
(2)	The reserve position in the IMF refers to the country’s claim on the IMF’s General Resources Account. It is an asset of the Government but is treated as part of the gross international reserves.
(3)	Consists of time deposits, investments in securities issued or guaranteed by Government or international organizations and repurchase agreements.
(4)

Short-term debt based on residual maturity refers to outstanding short-term external debt on original maturity plus principal payments on medium-and long-term loans of the public and private sectors due within the next 12 months.

Source: Bangko Sentral.

Preliminary data indicates that gross international reserves were $96.0 billion as of December 31, 2022, representing a decrease from the $108.8 billion recorded as of December 31, 2021. This decrease was mainly due to a decrease of $10.3 billion in foreign investments to $81.3 billion as of December 31, 2022 from $91.6 billion as of December 31, 2021. The level of gross international reserves as of December 31, 2022 was sufficient to cover approximately 7.3 months of imports of goods and payments of services and income, and was equivalent to 5.9 times the Republic’s short-term debt based on original maturity and 3.9 times based on residual maturity. Net international reserves at the end of December 31, 2022 were $96.0 billion.

Monetary System

Monetary Policy

As of September 30, 2022, Bangko Sentral, according to audited financial information, had total assets of ₱7,338.3 billion, of which international reserves accounted for ₱5,412.4 billion. Bangko Sentral’s remaining assets consisted mainly of domestic securities, loans and advances, bank premises and other fixed assets and other assets, and its liabilities consist mainly of currency in circulation and deposits from banks and quasi-banks.

Money Supply

The following table presents certain information regarding the Philippines’ money supply.

	Money Supply (SRF-based)
	As of December 31,
	2017	2018	2019	2020	2021		2022(1)
	(₱ in billions, except percentages)
M1(2)
Currency in circulation	1,047.6	1,231.8	1,395.8	1,731.8	1,876.8		1,864.5
Current account deposits	2,503.3	2,657.2	3,104.5	3,724.1	4,323.3		4,496.7
Total	3,550.8	3,889.0	4,500.3	5,455.9	6,200.1		6,361.2
percentage increase(3)	15.7%	9.5%	15.7%	21.2%	13.6	%(5)	7.1	%(6)
M2(4)	10,202.3	11,080.2	12,293.2	13,564.2	14,769.5		15,141.4
percentage increase(3)	11.6%	8.6%	10.9%	10.3%	8.9	%(5)	6.3	%(6)
M3(5)	10,636.1	11,643.0	12,976.3	14,222.0	15,343.4		15,628.3
percentage increase(3)	11.9%	9.5%	11.5%	9.6%	7.9	%(5)	5.4	%(6)

Notes:

(1)	Preliminary data as of November 30, 2022.
(2)	Consists of currency in circulation and demand deposits.
(3)	Period-on-period.
(4)	Consists of Ml, savings deposits and time deposits.
(5)	Consists of M2 and deposit substitutes.
(6)	Compared to November 30, 2021.

Source: Department of Economic Statistics, Bangko Sentral.

As of November 30, 2022, according to preliminary data, the Republic’s money supply (M3) was ₱15.6 trillion, an increase of 5.4% from the ₱14.8 trillion as of November 30, 2021. This growth in money supply was driven mainly by the increase in domestic claims, which increased by 10.8% compared to the level as of November 30, 2021. This increase in domestic claims was primarily driven by an increase in net claims on Central Government, which increased by 13.8% compared to the level as of November 30, 2021. The Bangko Sentral’s net foreign asset position decreased marginally by 1.8% to ₱6.3 trillion as of November 30, 2022 and the net foreign asset position of other depository corporations also decreased by 6.5% to ₱0.9 trillion as of November 30, 2022.

In the first twelve months of 2022, the average 91-day T-bill rate was 4.09%.

The following table presents information regarding domestic interest and deposit rates.

	Domestic Interest and Deposit Rates
	2017	2018	2019	2020	2021	2022(1)
	(weighted averages per period) (%)
91-day Treasury bill rates	2.2	3.5	4.7	2.0	1.1	4.1
Bank average lending rates	5.6	6.1	7.1	N/A	N/A	N/A

Note:

(1)	Preliminary data as of December 31, 2022.

Source: Bangko Sentral.

Monetary Regulation

The Monetary Board decided to raise the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 50 basis points to 5.5%, effective on December 16, 2022. Accordingly, the interest rates on the overnight deposit and lending facilities were raised to 5.0% and 6.0%, respectively.

Foreign Exchange System

The following table sets out exchange rate information between the peso and the U.S. dollar.

	Per U.S. Dollar
Year	Period End	Period Average(1)
2017	49.923	50.404
2018	52.724	52.661
2019	50.744	51.796
2020	48.036	49.624
2021	50.774	49.255
2022(2)	56.120	55.684

Notes:

(1)	The average of the monthly average exchange rates for each month of the applicable period.
(2)	Preliminary data for the twelve months ended December 31, 2022.

Source: Reference Exchange Rate Bulletin, Treasury Department, Bangko Sentral.

The Philippine Financial System

Composition

The following table sets out the total resources of the Philippine financial system by category of financial institution.

	Total Resources of the Financial System(1)
	As of December 31,
	2017	2018(2)	2019	2020	2021(3)	2022(1)(4)
	(₱ in billions)
Banks
Universal/Commercial banks	14,054	15,692	17,216	18,527	19,761	21,389
Thrift banks	1,214	1,293	1,204	1,192	1,338	962
Rural banks	257	274	291	308	341	390
Total banks	15,524	17,259	18,712	20,028	21,440	22,741
Non-bank financial institutions(5)	3,740	3,835	4,446	4,543	4,786	4,775	(6)

Total assets	19,264	21,093	23,158	24,571	26,226	27,516

Notes:

(1)	Excludes assets of the Bangko Sentral. The amounts presented here include allowance for probable losses.
(2)	Data was revised starting end-March 2017 to include Other Financial Corporations (OFC) data.
(3)	Preliminary data.
(4)	Preliminary data as of October 31, 2022.
(5)

Includes Investment Houses, Finance Companies, Investment Companies, Securities Dealers/Brokers, Pawnshops, Lending Investors, Non Stocks Savings and Loan Associations, Credit Card Companies (which are under Bangko Sentral supervision), Government Non-bank Financial Institutions, Authorized Agent Banks Forex Corporations, and Private and Government Insurance Companies (i.e., SSS and GSIS).

(6)	Preliminary data as of June 30, 2022.

Source: Bangko Sentral.

Structure of the Financial System

The following table sets out the outstanding loans of universal and commercial banks classified by sector and their percentages by sector are net of BSP Reverse Repurchase Agreements.

	Universal and Commercial Banks’ Outstanding Loans by Sector(1)
	As of December 31,
	2018		2019		2020		2021		2022(2)
	(₱ in billions, except percentages)
Total	8,584.1	100%	9,508.8	100%	9,442.2	100%	9,892.2	100%	10,923.4	100.0%
Agriculture, Forestry and Fishing	192.2	2.2%	221.9	2.3%	211.4	2.2%	200.6	2.0%	204.5	1.9%
Mining and Quarrying	53.9	0.6%	48.0	0.5%	43.5	0.5%	37.3	0.4%	37.8	0.4%
Manufacturing	1,068.5	12.4%	1,048.7	11.0%	993.2	10.5%	1,088.8	11.0%	1,224.5	11.5%
Electricity, Gas, Steam & Air conditioning Supply	929.5	10.8%	1,006.4	10.6%	1,044.0	11.1%	1,046.4	10.6%	1,127.5	10.6%
Water Supply, Sewerage, Waste Management and Remediation Activities	82.5	1.0%	106.0	1.1%	103.7	1.1%	109.7	1.1%	129.0	1.2%

	Universal and Commercial Banks’ Outstanding Loans by Sector(1)
	As of December 31,
	2018		2019		2020		2021		2022(2)
	(₱ in billions, except percentages)
Construction	298.7	3.5%	368.7	3.9%	375.6	4.0%	383.5	3.9%	415.9	3.9%
Wholesale & Retail Trade, Repair of Motor Vehicles and Motorcycles	1,160.0	13.5%	1,193.9	12.6%	1,112.6	11.8%	1,125.8	11.4%	1,208.4	11.4%
Accommodation and Food Services Activities	152.5	1.8%	153.7	1.6%	162.4	1.7%	150.7	1.5%	143.6	1.3%
Transportation and Storage	271.4	3.2%	287.9	3.0%	302.2	3.2%	330.0	3.3%	337.2	3.2%
Information and Communication	316.4	3.7%	357.3	3.8%	376.1	4.0%	482.0	4.9%	576.2	5.4%
Financial and Insurance Activities	787.4	9.2%	923.8	9.7%	881.0	9.3%	970.6	9.8%	1,053.4	9.9%
Real Estate Activities	1,402.4	16.3%	1,677.8	17.6%	1,768.1	18.7%	1,930.9	19.5%	2,084.4	19.6%
Professional, Scientific and Technical Activities	71.4	0.8%	68.1	0.7%	54.6	0.6%	57.8	0.6%	117.6	1.1%
Administrative and Support Services Activities	36.2	0.4%	41.6	0.4%	37.6	0.4%	31.1	0.3%	36.3	0.3%
Public Administration and Defense; Compulsory Social Security	136.1	1.6%	142.4	1.5%	144.6	1.5%	152.6	1.5%	167.2	1.6%
Education	39.7	0.5%	42.9	0.5%	39.9	0.4%	34.8	0.4%	33.2	0.3%
Human Health and Social Work Activities	55.6	0.6%	59.9	0.6%	89.3	0.9%	93.2	0.9%	95.3	0.9%
Arts, Entertainment and Recreation	132.2	1.5%	146.8	1.5%	150.1	1.6%	162.4	1.6%	167.7	1.6%
Other Service Activities	128.0	1.5%	100.2	1.1%	65.0	0.7%	67.8	0.7%	74.9	0.7%
Activities of Households as Employers, Undifferentiated Goods & Services Producing Activities of Households for Own Use	85.6	1.0%	79.8	0.8%	86.3	0.9%	67.3	0.7%	67.8	0.6%
Others(3)	1,183.9	13.8%	1,433.0	15.1%	1,400.8	14.8%	1,368.8	13.8%	1,621.1	14.8%

Notes:

(1)	Net of amortization.
(2)	Preliminary data as of November 30, 2022.
(3)	Includes loans to individuals for household consumption purposes, loans under the Bangko Sentral’s reverse repurchase arrangement and loans to non-residents.

Non-Performing Loans

The following table provides information regarding NPLs for universal and commercial banks for the periods indicated.

	Total Loans (Gross) and Non-Performing Loans by type of Bank(1)
	As of December 31, (unless otherwise stated)
	2017	2018	2019	2020	2021	2022(2)
	(₱ in billions, except percentages)
Private Domestic Universal banks
Total loans	6,041.0	6,881.3	7,682.5	7,711.6	8,061.1	8,645.5
Non-performing loans	72.0	84.1	111.9	244.6	290.8	232.7
Ratio of non-performing loans to total loans	1.2%	1.2%	1.5%	3.2%	3.6%	2.7%
Other Private Commercial banks
Total loans	309.8	345.1	360.2	361.0	387.0	413.9
Non-performing loans	8.7%	9.5	11.0	17.6	19.7	19.8
Ratio of non-performing loans to total loans	2.8%	2.8%	3.1%	4.9%	5.1%	4.8%
Government banks(3)
Total loans	968.3	1,196.4	1,305.9	1,321.3	1,434.5	1,680.4
Non-performing loans	12.5%	15.6	28.6	36.3	55.1	91.4
Ratio of non-performing loans to total loans	1.3%	1.3%	2.2%	2.8%	3.9%	5.4%
Foreign banks(4)
Total loans	548.1	595.0	605.4	525.5	574.5	519.0
Non-performing loans	4.3	4.3	5.0	10.2	6.1	3.1
Ratio of non-performing loans to total loans	0.8%	0.7%	0.8%	2.0%	1.1%	0.6%
Total loans	7,867.1	9,017.8	9,954.0	9,919.5	10,457.1	11,258.9
Total non-performing loans	97.5	113.5	156.5	308.8	371.6	347.1
Ratio of non-performing loans to total loans	1.2%	1.3%	1.6%	3.1%	3.6%	3.1%

Notes:

(1)	Consists of two foreign bank subsidiaries.
(2)	Preliminary data as of October 31, 2022.
(3)	Consists of LBP, DBP and Al-Amanah Islamic Investment Bank of the Philippines.
(4)	Consists of 24 foreign banks, and excludes two foreign banks’ subsidiaries.

Source: Bangko Sentral.

As of October 31, 2022, according to preliminary data, the gross non-performing loan ratio was 3.1%, which was lower than the ratio of 3.6% recorded as of December 31, 2021. Non-performing loans decreased by 6.6% to ₱347.1 billion as of October 31, 2022 from the ₱371.6 billion recorded as of December 31, 2021, primarily due to easing of the effects of the ongoing global COVID-19 pandemic and the gradual reopening of the economy. The U/KB industry’s total loan portfolio increased by 7.7% to ₱11,258.9 billion as of October 31, 2022 from the ₱10,457.1 billion recorded as of December 31, 2021.

Government Securities Market

As of October 31, 2022, outstanding Government securities amounted to ₱9.4 trillion, 48.3% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

Government Revenues and Expenditures

The following table sets out Government revenues and expenditures for the periods indicated.

	Government Revenues and Expenditures
	Actual							Budget
	2017(1)	2018(1)	2019(1)	2020(1)	2021(1)	2022(1)(3)		2020	2021
	(₱ in billions, except percentages)
Cash Revenues
Tax revenues:
Bureau of Internal Revenue	1,772.3	1,951.9	2,175.5	1,951.0	2,078.1	2,156.4		1,531.8	2,081.2
Bureau of Customs	458.2	593.1	630.3	537.7	643.6	789.3		455.6	616.7
Other Government offices(2)	20.2	20.9	22.0	15.7	21.0	14.0		14.2	16.9

Total tax revenues	2,250.7	2,565.8	2,827.8	2,504.4	2,742.7	2,959.6		2,001.6	2,714.8
As a percentage of GDP (at current market prices)	13.6%	14.0%	14.5%	14.0%	14.1%	17.0	(4)%	10.1%	14.0%
Non-tax revenues:
Bureau of the Treasury income	99.9	114.2	146.5	219.7	125.3	148.2		65.3	74.7
Fees and charges	40.8	52.7	55.4	23.1	31.7	26.4		25.0	31.2
Privatizations	0.8	15.7	0.8	0.5	0.3	0.1		0.0	0.5
Others (including Foreign grants)	80.9	101.8	106.9	108.3	105.1	117.8		44.7	60.3

Total non-tax revenues	222.4	284.3	309.4	351.3	262.5	316.6		135.0	166.7

Total revenues	2,473.1	2,850.2	3,137.5	2,856.0	3,005.5	3,277.3		2,136.6	2,881.5

Expenditures
Allotment to local government units	530.2	575.7	618.0	804.5	892.7	995.8		500.1	655.8
Interest payments
Foreign	100.1	106.0	110.6	101.4	96.1	112.1		110.9	142.6
Domestic	210.5	243.2	250.3	279.1	333.3	347.2		302.1	389.0

Total interest payments	310.5	349.2	360.9	380.4	429.4	459.3		412.9	531.5

Tax expenditures	8.3	21.6	27.3	33.1	36.7	36.4		9.3	14.5
Subsidy	131.1	136.7	201.5	230.4	184.8	160.4		210.4	231.4
Equity and net lending	1.1	8.9	20.4	34.9	47.5	28.0		75.3	85.5
Others	1,842.5	2,316.5	2,569.6	2,745.4	3,066.6	2,833.3		2,354.4	3,218.5

Total expenditures	2,823.8	3,408.4	3,797.7	4,227.4	4,675.6	4,513.1		3,562.3	4,737.1

Surplus/(Deficit)	(350.6)	(558.3)	(660.2)	(1,371.4)	(1,670.1)	(1,235.8)		(1,425.8)	(1,855.6)
Financing
Net domestic borrowings	731.4	591.5	691.5	1,898.4	1,920.7	1,544.0		2,255.1	1,940.6
Gross domestic borrowings	733.6	594.5	693.8	1,998.7	2,010.1	1,610.4		2,258.1	2,491.0
Less: Amortization	2.2	2.9	2.4	100.3	89.6	66.5		407.1	550.4
Net foreign borrowings	27.6	191.8	184.8	600.8	331.5	370.9		202.9	332.5

Total net financing requirement	758.9	783.3	876.3	2,499.2	2,252.2	1,914.8		2,458.0	2,273.1

Change in cash	255.4	(52.7)	(224.6)	701.7	66.1	546.0

Notes:

(1)

Follows the GFSM 2014 concept wherein reporting of debt amortization reflects the actual principal repayments to the creditor including those serviced by the Bond Sinking Fund. Financing includes gross proceeds of liability management transactions such as bond exchanges.

(2)	Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office and other Government entities.
(3)	Preliminary data for the eleven months ended November 30, 2022.
(4)	Percentage of GDP is calculated taking preliminary data as of the nine months ended September 30, 2022 for total tax revenues.

Sources: Bureau of the Treasury; Department of Finance; Department of Budget and Management.

Revenues

Sources

Total Government revenues in the first eleven months of 2022, according to preliminary data, were ₱3,277.3 billion, an 18.1% increase over the ₱2,774.2 billion recorded in the first eleven months of 2021. In the first eleven months of 2022, Bureau of Internal Revenue collections were ₱2,156.4 billion, a 12.6% increase from the ₱1,915.8 billion recorded in the first eleven months of 2021. The Bureau of Customs recorded collections of ₱789.3 billion in the first eleven months of 2022, a 35.3% increase from the ₱583.3 billion recorded in the first eleven months of 2021. Non-tax revenues were ₱316.6 billion in the first eleven months of 2022, a 24.3% increase from the ₱254.7 billion recorded in the first eleven months of 2021.

Expenditures

Total Government expenditures in the first eleven months of 2022 were ₱4,513.1 billion, a 9.9% increase over the ₱4,106.3 billion recorded in the eleven months of 2021. This increase was primarily due to higher disbursements relating to the Government’s efforts to address the effects of the COVID-19 pandemic.

The Government Budget

2023 Budget

On December 5, 2022, President Marcos signed into law Republic Act No. 11936, or the General Appropriations Act for 2023. The 2023 budget set program expenditures at ₱5.268 trillion, 4.9% higher than the ₱5.024 trillion 2022 budget.

The 2023 budget is the Republic’s main fiscal stimulus that will fund programs, activities, and/or projects which focus on accelerating the country’s economic recovery from the COVID-19 pandemic, as well as prioritizing expenditures on education, health, agriculture, social safety nets, and continuing the legacy of infrastructure development. The Department of Education received the highest allocation in the 2023 budget with ₱710.6 billion, while a total of ₱1,248.3 trillion has been allocated for the Government’s 2023 infrastructure programs.

Debt

External Debt

The following table sets out the total outstanding Bangko Sentral-approved and registered external debt.

	Bangko Sentral Approved External Debt
	As of December 31,
	2017	2018	2019	2020	2021	2022(1)
	($ in millions, except percentages)
By Maturity:
Short-term(2)	14,275	16,068	17,208	14,209	15,090	16,378
Medium and long-term	58,823	62,892	66,410	84,279	91,339	91,532

Total	73,098	78,960	83,618	98,488	106,428	107,910

	Bangko Sentral Approved External Debt
	As of December 31,
	2017	2018	2019	2020	2021	2022(1)
	($ in millions, except percentages)
By Debtor(3)
Banking system	19,144	22,672	23,943	21,559	23,539	22,751
Public sector(4)	53,954	56,287	59,675	76,929	82,889	85,159

Total	73,098	78,960	83,618	98,488	106,428	107,910

By Creditor Type:
Banks and financial institutions	22,539	26,529	26,478	24,006	23,695	24,282
Suppliers	3,071	3,015	4,187	3,136	3,687	4,659
Multilateral	12,501	13,746	14,428	21,407	27,125	29,007
Bilateral	11,260	10,931	10,964	12,752	12,508	11,668
Bond holders/note holders	21,779	22,684	25,449	35,028	36,940	35,699
Others	1,949	2,054	2,112	2,160	2,474	2,595

Total	73,098	78,960	83,618	98,488	106,428	107,910

Ratios:
Debt service burden to exports of goods, and services & primary income	6.2%	6.6%	6.7%	6.7%	7.3%	5.4%
Debt service burden to GNI	2.0%	2.1%	2.1%	1.9%	2.2%	1.7%
External debt to GNI	20.0%	20.6%	20.2%	25.3%	26.1%	25.5	(5)%

Notes:

(1)	Preliminary data as of September 30, 2022.
(2)	Debt with original maturity of one year or less.
(3)	Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.
(4)	Includes public sector debt whether or not guaranteed by the Government; does not include public banks.
(5)	For comparability with annual figures, GNI and GDP were annualized by taking the sum over the past four quarters of the GNI and GDP, respectively.

Source: Bangko Sentral

Direct Debt of the Republic

The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

	Outstanding Direct Debt of the Republic(1)(2)
	As of December 31,
	2017	2018	2019	2020	2021	2022(3)
	(₱ in millions, except as otherwise indicated)
Medium/long-term debt(4)	6,337,111	6,797,270	7,240,159	8,838,966	10,932,406	13,208,790
Domestic	4,125,941	4,281,605	4,636,469	5,738,647	7,374,271	8,992,593
External (U.S.$)	44,261	47,860	51,252	64,562	69,803	74,494
Short-term debt(5)
Domestic	314,369	494,306	491,131	956,040	796,143	435,374

Total debt	6,652,430	7,292,500	7,731,290	9,795,006	11,728,549	13,644,164

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Preliminary data as of November 30, 2022.
(4)	Debt with original maturities of one year or longer.
(5)	Debt with original maturities of less than one year.

Source: Bureau of the Treasury, Department of Finance.

Direct Domestic Debt of the Republic

The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

	Outstanding Direct Domestic Debt of the Republic(1)(2)
	As of December 31,
	2017	2018	2019	2020	2021	2022(3)
	(₱ in millions)
Loans
Direct	156	156	156	156	540,156	156
Assumed(4)	792	792	792	792	0	0
Total loans	948	948	948	948	540,156	156
Securities
Treasury bills	314,369	494,306	486,170	949,479	796,143	435,374
Treasury notes/bonds	4,125,942	4,281,605	4,640,482	5,744,260	7,374,115	8,992,437
Total securities	4,440,312	4,775,911	5,126,652	6,693,739	8,170,414	9,427,967
Total debt	4,441,260	4,776,859	7,731,290	9,795,006	11,728,549	13,644,164

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)

Preliminary data as of November 30, 2022. Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates as of December 1, 2022, which was the next business day following the end of the period indicated.

(4)	Assumed loans of Development Bank of the Philippines, the National Development Company and the Philippine National Bank.

Source: Bureau of the Treasury, Department of Finance.

Direct External Debt of the Republic

The following table summarizes the outstanding direct external debt of the Republic as of the dates indicated.

	Outstanding Direct External Debt of the Republic(1)(2)
	As of December 31,
	2017	2018	2019	2020	2021	2022(3)
	($ in millions)
Loans:
Multilateral	10,709	11,726	12,793	19,275	22,574	25,049
Bilateral	6,238	6,289	6,484	8,042	8,308	7,957
Commercial	10	7	5	2	1	1
Total loans	16,957	18,022	51,252	27,319	30,883	41,488
Securities:
Euro Bonds	0	0	841	2,387	4,609	4,215
Yen Bonds	891	2,316	3,184	2,388	1,687	1,693
Philippine Peso Notes	2,596	2,467	2,553	2,700	1,679	968
Chinese Yuan Bonds	—	212	569	607	392	0
U.S. Dollar Bonds	23,817	24,842	24,823	29,161	30,553	34,611
Total securities	27,304	29,838	31,970	37,243	38,920	41,487

Total	44,261	47,860	51,252	64,562	69,803	74,494

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Preliminary data as of November 30, 2022.

Source: Bureau of the Treasury, Department of Finance.

The following table sets out the direct external debt service requirements of the Republic for the years indicated.

	Direct External Debt Service Requirements of the Republic(1)
	Principal Repayments	Interest Payments	Total
	($ in millions)
Year
2017(2)	2,813	2,003	4,816
2018(2)	2,114	2,013	4,127
2019(2)	2,637	2,108	4,746
2020(2)	2,832	1,987	4,819
2021(3)	4,816	1,951	6,767
2022(3)(4)	2,400	2,197	4,597
2023(3)(4)	2,235	2,584	4,819
2024(3)(4)	3,968	3,548	7,515

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities or guaranteed by the Government, other than debt originally guaranteed other public sector entities for which the guarantee has been assumed by the Government.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of payment.
(3)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on July 1, 2022.
(4)	Projection based on outstanding balance as of December 31, 2021.

Source: Bureau of the Treasury, Department of Finance.

Government-Guaranteed Debt

The following table sets out guarantees of indebtedness by the Republic, including guarantees assumed by the Government, as of the dates indicated.

	Summary of Outstanding Guarantees of the Republic(1)(2)						As of November 30,(1)(3)
	As of December 31,
	2017	2018	2019	2020	2021		2022
	(in billions)
Total (₱)	478.1	487.6	488.8	458.3	423.9		388.0
Domestic (₱)	197.5	197.5	260.8	254.4	195.1		179.6
External (₱)	280.6	290.0	228.0	203.9	228.8		208.4
External ($)(4)	5.6	5.5	4.5	4.2	4.5	(5)	3.7	(6)

Notes:

(1)	Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.
(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Based on preliminary data as of November 30, 2022.
(4)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates as of the next business day following the end of the period indicated.
(5)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 3, 2022, which was the next business day following the end of the period indicated.

(6)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of December 1, 2022, which was the next business day following the end of the period indicated.

Source: Bureau of the Treasury, Department of Finance.

Payment History of Foreign Debt

The following table sets out the outstanding foreign-currency bonds issued by the Republic as of the dates indicated.

	Foreign Currency Bonds Issued by the Republic(1)
	Original Balance as of Issue Date(2)	Outstanding Balance as of December 31, 2020(3)	Outstanding Balance as of December 31, 2021(4)	Outstanding Balance as of November 30, 2022(5)
	($ in millions)
U.S. dollar bonds	30,938	29,161	30,553	34,611
Chinese Yuan Bonds	592	607	392	0
Euro Bonds	2,170	2,387	4,609	4,215
Japanese yen bonds	2,256	2,388	1,687	1,693

Total foreign-currency bonds	35,956	34,543	37,241	40,519

Notes:

(1)	Excludes debt securities of GOCCs and other public sector entities guaranteed by the Government.
(2)

Represents the aggregate of the original balances as of the issue dates of foreign currency bonds outstanding as of December 31, 2020. Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of issuance.

(3)	Amounts were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rate as of January 4, 2021.
(4)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 3, 2022, which was the next business day following the end of the period indicated.

(5)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of December 1, 2022, which was the next business day following the end of the period indicated.

Source: Bureau of the Treasury, Department of Finance.